Exhibit 10.5

EXCLUSIVE SUPPLY AGREEMENT

THIS EXCLUSIVE SUPPLY AGREEMENT (the “Agreement”) is made and entered into as of this 20th day of February 2025 (the “Effective Date”), by and between BLINK CHARGING CO., a Nevada corporation (“Blink”), having an office at 5081 Howerton Way, Suite A, Bowie Maryland, 20715 and ENVOY TECHNOLOGIES, INC., a Delaware corporation and indirect wholly-owned subsidiary of Blink (“Envoy”), having an office at 8575 Washington Blvd., Los Angeles, California 90232.

WHEREAS, Envoy is in the business of offering and operating electric vehicle car-sharing systems (“EVCSS”) as a premium amenity for private properties while also providing a platform for cities, municipalities, and diverse governmental entities to integrate electric car-sharing into public transit systems (“Envoy’s Service”); and

WHEREAS, a key component of Envoy’s Services is the installation of electric vehicle charging stations, which are essential for charging the shared cars at both private and public locations; and

WHEREAS, Envoy has been acquiring and/or deploying Blink’s charging stations pursuant to a Joint Venture Agreement dated December 16, 2019, which expired on December 15, 2022 and in light of this expiration Envoy is now seeking to establish a new agreement with Blink to govern the supply of charging stations, including hardware, network services, customer support (collectively the “EV Products”), to meet the evolving needs of all Envoy’s Service’s; and

WHEREAS, Blink is also interested in formalizing the new agreement to continue supporting Envoy’s growing requirements for EV Products.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Term. This Agreement will commence on the Effective Date and continue thereafter for an initial five (5) years (“Initial Term”) unless terminated by Blink at any time for any or no reason upon not less than sixty (60) days prior written notice. Upon the Initial Term’s expiration, this Agreement will automatically renew for an additional successive three terms of three (3) years unless either Party provides written notice of non-renewal at least 180 days before the end of the then-current term (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement or applicable Law. Either party may terminate this Agreement immediately upon written notice to the other party if the other party materially breaches its obligations under this Agreement and does not cure such breach within 30 days after receiving notice of such breach from the non-breaching party.

2. Exclusive Supplier. During this Agreement’ term, Envoy shall purchase exclusively from Blink, and Blink agrees to supply to Envoy, all EV Products that Envoy may need for its business. During the Term, Envoy shall not source EV Products from any other supplier, nor shall Envoy manufacture, sell, or distribute EV Products under its own brand or through any third-party suppliers without Blink’s prior written consent which shall not be unreasonably denied. If a customer of Envoy’s Services (the “Customer”) specifically requests the deployment of EV Products from a third party other than Blink, Envoy shall be permitted to provide such third party’s EV Products to the Customer only with Blink’s prior written consent which shall not be unreasonably denied. In cases where Blink provides prior written consent pursuant to this paragraph, Envoy will be released from the exclusivity provisions of this Agreement solely for the consented to transactions. Envoy’s purchase of EV Products from Blink shall be made in accordance with one of the business models described in Section 5 hereunder (“Blink Business Models”).

3. Pricing and Terms. Blink agrees to supply the EV Product to Envoy at its published distributor pricing less ten percent, provided that any procurement under this Agreement shall be subject to Blink’s Terms and Conditions of Purchase (as amended from time to time). Blink’s Terms and Conditions of Purchase are incorporated herein, available online here: https://blinkcharging.com/legal/terms-and-conditions-of-purchase, and their version on the Effective Date are attached as Exhibit A (“Blink T&C”). Envoy acknowledges and agrees that Blink’s distributor pricing and T&Cs of Purchase are subject to periodic change at Blink’s sole discretion. Notwithstanding the foregoing, any material changes to the pricing structure must be mutually agreed upon in writing by both Parties. Blink will use commercially reasonable efforts to accept all purchase orders issued by Envoy with commercially reasonable lead times. This Agreement’s terms shall supersede and control and take precedence over any conflicting terms in Blink’s Terms and Conditions of Purchase.

4. Right to Manufacture and Sell Competitive EV Products. This Agreement does not limit Blink’s right to manufacture or sell, or preclude Blink from manufacturing or selling, to any third party, including to businesses that compete with Envoy, or entering into any agreement with any third party related to the manufacture or sale of EV products or other goods or products that are similar to or competitive with the EV Products at any price.

5. Blink Business Models. Envoy has the right to acquire and deploy Blink’s EV Products under one of the following Blink Business Models:

(a) EVCSS Model Only. Envoy will be acquiring EV Products from Blink for use and operation in its deployments of Envoy Services at Customer locations. All sales will be subject to the pricing outlined in Exhibit B and governed by Blink T&Cs for sales under the Host-Owned Model, as described below.

(b) Distribution under Blink Sales Models. Within 60 days of executing this Agreement, Envoy and Blink will enter into a distribution Agreement, under which Blink will appoint Envoy as a non-exclusive distributor of Blink’s Products (hardware, network services and customer services) to Envoy’s Customers, utilizing one or more of Blink’s Business Models (the “Distribution Agreement”). Sale and/or deployment of EV Products under this Agreement will be governed by the terms and conditions applicable of the applicable Blink Business Model, as those Blink T&Cs are published on Blink’s website and regularly updated, as well as the specific terms set forth in the Distribution Agreement. Blink Business Models currently include: (i) Host Owned Model; (ii) Blink’s Hybrid Model; (iii) Blink-Owned Model; and (iv) Blink as a Service Model. The business model to be applied to a particular customer location will be determined at the sole discretion of Envoy and/or the Customer, subject to Blink’s acceptance or approval, which shall not be unreasonably withheld.

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6. Confidential Information.

(a) “Confidential Information” means (i) any information disclosed, directly or indirectly, by or on behalf of one party (“Discloser”) to the other party (“Recipient”) pursuant to this Agreement that is designated as “confidential,” or in some other manner to indicate its confidential nature, and (ii) any information that otherwise should reasonably be expected to be treated in a confidential manner based on the circumstances of its disclosure or the nature of the information itself. However, Confidential Information does not include any information which (A) is or becomes generally known and available to the public through no act of the Recipient; (B) was already in the Recipient’s possession without a duty of confidentiality owed to the Discloser at the time of the Discloser’s disclosure, as shown by the Recipient’s contemporaneous records; (C) is lawfully obtained by the Recipient from a third party who has the express right to make such disclosure; or (D) is independently developed by the Recipient without breach of an obligation owned to the Discloser.

(b) Recipient may not use Discloser’s Confidential Information for any purpose except to exercise its rights and perform its obligations under this Agreement. Recipient may not disclose, or permit to be disclosed, either directly or indirectly, any Confidential Information of Discloser, except: (i) to Recipient’s advisors, or prospective investors or purchasers, in each case subject to written obligations of confidentiality, or (ii) where the Recipient becomes legally compelled to disclose Confidential Information, notwithstanding the Recipient’s having given the Discloser’s prior notice of such legally compelled disclosure and a reasonable opportunity to seek a protective order or other confidential treatment for such Confidential information (if permitted by applicable law). Each party will take at least reasonable measures and care to protect the secrecy of, and avoid disclosure and unauthorized use of, the Confidential Information of the other party, and will take at least those measures that it takes to protect its own most highly confidential information.

(c) Each party may disclose the existence of this Agreement but shall treat the terms and conditions of this Agreement as Confidential Information and shall make no reference to the terms and conditions of this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, either party may disclose the terms and conditions of this Agreement as required by any court or other governmental body; as otherwise required by law, including securities laws; to legal counsel of the parties; in confidence, to accountants, banks, financing sources and their advisors; in confidence in connection with the enforcement of this Agreement or rights under this Agreement; or in confidence, in connection with a merger or acquisition or proposed merger or acquisition.

(d) The obligations of Recipient under this Agreement shall survive the termination or expiration of this Agreement, with respect to any particular Confidential Information of Discloser, for a period of five (5) years, except with respect to Confidential Information of the Discloser that constitutes a trade secret under applicable law, in which case, such obligations of Recipient shall continue until such Confidential Information becomes publicly known or made generally available through no action or inaction of the Recipient.

(e) The Parties agree that each of the provisions of this Section 6 are reasonable and necessary for the protection of each Party. If any provision is found invalid or unenforceable, the remaining provisions shall remain in effect; and the invalid provision shall be modified to be enforceable. Any violation of this Section 6 will cause irreparable harm, entitling the injured Party to seek injunctive relief from a competent court and other remedies available.

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(f) The provisions of this Section 6 shall survive the expiration or termination of this Agreement for any reason.

7. Non-Disparagement. During the Term and for a period of two (2) years following its termination or expiration, neither party shall, directly or indirectly, make any statement (whether oral, written, or otherwise) that could reasonably be expected to disparage, defame, or otherwise harm the reputation, goodwill, or business interests of the other party, its affiliates, officers, directors, employees, or agents. This includes, but is not limited to, statements made to the media, investors, or other third Parties.

8. Dispute Resolution. In the event of any dispute or disagreement arising under or in connection with this Agreement, the Parties shall first attempt to resolve the matter amicably through good-faith negotiations. If, within 15 days from the initiation of such negotiations, the Parties are unable to reach a mutually acceptable resolution, the dispute shall be referred to arbitration. The arbitration proceedings shall be conducted in accordance with the rules of JAMS (Judicial Arbitration and Mediation Services), and the decision of the arbitrator shall be final and binding upon both Parties. The costs of arbitration shall be borne as determined by the arbitrator.

9. Choice of Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws. Any legal action or proceeding arising out of or relating to this Agreement shall be instituted in the state or federal courts located within the State of Delaware, and both Parties consent to the personal jurisdiction of such court.

10. General.

(a) All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing. They shall be deemed to have been duly given if personally delivered, mailed by regular first-class mail, or sent by facsimile or email/pdf transmission, in each case, however, only against receipt, or if mailed by first class registered or certified mail, return receipt requested, addressed to the Parties, in each case, to the address set forth above, Attention: President, or to such other person or address as may be designated by like notice hereunder. Any such notice, request, demand, or other communication shall be deemed to have been given on the date actually received, if personally delivered, mailed by regular first-class mail or sent by facsimile or email/pdf transmission, or on the second day after the date of mailing, if mailed by registered or certified mail.

(b) Neither this Agreement nor any rights or obligations hereunder may be transferred, assigned, or delegated, in whole or in part, by any Party without each other Party’s prior written consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns, but no other person or entity shall acquire or have any rights under this Agreement.

(c) Neither this Agreement nor any term or provision hereof may be amended, waived, discharged or terminated in any manner other than by an instrument in writing signed by the Party against which the enforcement of the amendment, waiver, discharge or termination is sought.

(d) This Agreement is the product of the Parties’ negotiations and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

BLINK CHARGING CO.

By:	/s/ Michael Battaglia
Name:	Michael Battaglia
Title:	President and Chief Executive Officer

ENVOY TECHNOLOGIES, INC.

By:	/s/ Aric Ohana
Name:	Aric Ohana
Title:	Chief Executive Officer

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Exhibit A

Blink Current T&Cs

THESE TERMS AND CONDITIONS (“TERMS”) ARE A LEGAL AGREEMENT BETWEEN YOU OR THE CORPORATION, PARTNERSHIP OR OTHER LEGAL ENTITY YOU REPRESENT (“HOST”) AND THE APPLICABLE BLINK ENTITY (“BLINK”) WHICH CAN BE FOUND ON YOUR SALES QUOTE, PURCHASE ORDER, OR OTHER PURCHASE DOCUMENT SIGNED BY AN AUTHORIZED REPRESENTATIVE OF BLINK. PLEASE READ THESE TERMS CAREFULLY.

IF YOU ARE AGREEING TO THESE TERMS ON BEHALF OF A CORPORATION, PARTNERSHIP, OR OTHER LEGAL ENTITY, THAT ENTITY REPRESENTS THAT YOU HAVE THE AUTHORITY TO BIND SUCH ENTITY TO THESE TERMS.

ANY ADDITIONAL PRINTED TERMS AND/OR CONDITIONS IN HOST’S PURCHASE ORDER OR OTHER DOCUMENT CONFLICTING WITH OR ADDING TO THESE TERMS SHALL BE OF NO FORCE AND EFFECT UNLESS SIGNED BY AN AUTHORIZED REPRESENTATIVE OF BLINK.

1. QUOTES & PURCHASE ORDERS

1.2 Acceptance of Purchase Orders. All purchase orders and modifications to purchase orders are subject to acceptance or rejection by Blink at its sole discretion. Any purchase order accepted by Blink shall remain subject to these Terms and is referred to herein as an “Accepted PO.” Blink may condition its acceptance of a purchase order on such credit and/or prepayment terms as Blink, in its sole discretion, determines appropriate due to, among other things, Host’s prior payment history and/or the size of the order. In the case of any change to the applicable credit and/or prepayment terms, no purchase order or acceptance thereof will be effective unless and until Host has consented in writing thereto. These Terms may not be modified by course of dealing, course of performance or usage of trade. These Terms supersede all previous written or oral quotations, statements or agreements.

1.3 Refusal of Purchase Orders. Blink may withhold shipments to Host if Host has reached or exceeded its applicable credit limit (if any) and has not provided for prepayment, is in violation of its payment obligations or otherwise is in material breach of these Terms.

1.4 Cancellation. Host may submit a cancellation request within twenty-four (24) hours of placing an order (the “Cancellation Period”). After the Cancellation Period, Host shall have no right to cancel or amend any orders. Blink shall determine, in its sole discretion, whether an order is eligible for cancellation. Certain products may be ineligible for cancellation.

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2. DELIVERY

2.1 Shipping Costs; Terms. All shipping, unless otherwise agreed to by Blink in writing, shall be F.O.B. Blink’s point of shipment, freight prepaid. Delivery by Blink to the point of shipment constitutes delivery to the Host and title and all risk of loss or damage in transit shall pass to the Host at the time of delivery at the F.O.B. point. Blink is not responsible for breakage after having received “in good order” receipts from the carrier. Host is responsible for pursuing any damage claims with the carrier. No allowance will be made in lieu of transportation if the Host accepts shipment at a factory, warehouse or freight station or otherwise supplies its own transportation. Freight prepaid is defined as: A) Shipments to destinations within the continental United States to the accessible common carrier point nearest the first destination. B) Shipments to U.S. destinations outside the continental United States shall be to the common carrier-free delivery point in the United States nearest the original port of embarkation. All charges associated with F.A.S., C.I.F., or other charges such as pier transfer, lift, ocean freight, and marine or war insurance shall be paid by the Host, unless otherwise specifically agreed in a specific Quote. In no event will Blink be responsible for demurrage or detention charges. All shipping dates are approximate and are based upon prompt receipt of all necessary information from Host. Host’s sole remedy for any material delay in delivery (which, for these purposes shall mean delivery in excess of forty-five (45) days after the scheduled delivery date) of the Equipment shall be cancellation of the order and the return by Blink to Host of any monies prepaid by Host pursuant to such order, upon return by Host to Blink of any such Equipment delivered.

2.2 Transfer of Title. Delivery of the Equipment to Host shall be completed upon delivery of the Equipment to Host’s freight forwarder. Blink shall use commercially reasonable efforts to deliver the Equipment ordered by Host on or before the scheduled delivery date. Unless otherwise agreed in writing, all Equipment ordered by Host shall be packed for shipment and storage in accordance with Blink’s standard commercial practices. It is Host’s obligation to notify Blink of any special packaging requirements (which shall be at Host’s expense). All claims for non-conforming shipments must be made in writing by Host to Blink within twenty (20) days of Host’s receipt of the Equipment. Any claims made after such period shall be deemed waived and released.

2.3 Substitutions. Blink shall have the right to make substitutions and modifications to Equipment and in the specifications of Equipment to be delivered under the terms of any applicable Accepted PO, provided that such substitutions or modifications will not materially affect overall Equipment form, fit, function or safety specifications. Blink assumes no liability for deviation from published dimensions and descriptive information that is not essential to the proper performance of the product.

3. INVOICING AND PAYMENT

3.1 Payment. Unless otherwise stated, all terms of payment are cash, due within thirty (30) days after the date of the invoice.

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3.2 Credit Approval. Orders may be subject to credit approval by Blink, in its sole discretion. The amount of credit or terms of payment may be changed and/or credit withdrawn by Blink at any time for any reason without advance notice. Blink may, in its sole discretion, withhold further manufacture, performance or shipment; require immediate cash payments for past and future shipments or performance; or require other security satisfactory to Blink before further manufacture, performance or shipment is made; and may, if a shipment has been made, recover the goods from the carrier pending receipt of such assurances.

3.3 Separate Deliveries. If the relevant Accepted PO requires or authorizes delivery of goods in separate lots, with shipments of such lots to be separately accepted by Host, Host may only refuse such portion of a lot, shipment or milestone which fails to comply with the requirements of these Terms. Host may not refuse to receive any lot or portion thereof for failure of any other lot or portion thereof to be delivered or to comply with these Terms, unless such right of refusal is expressly provided for in the Accepted PO. Host shall pay for each lot in accordance with the Terms hereof. Equipment held for Host is at Host’s sole risk and expense.

3.4 Shipping Fees. Except to the extent expressly stated in these Terms, Blink’s prices do not include any freight, storage, insurance, taxes, excises, fees, duties or other government charges related to the goods, and Host shall pay such amounts or reimburse Blink for any amounts Blink pays. If Host claims a tax or other exemption or direct payment permit, it shall provide Blink with a valid exemption certificate or permit and indemnify, defend and hold Blink harmless from any taxes, costs and penalties arising out of such claim. Blink’s prices only include the costs of its standard domestic packing. Any deviation from this standard packing (domestic or export), including U.S. Government sealed packing, shall result in extra charges. To determine such extra charges, Host should consult with Blink’s sales office. Any and all increases, changes, adjustments or surcharges (including, without limitation, fuel surcharges) which may be made in connection with the freight charges, rates or classification included as part of these Terms, shall be Host’s responsibility to pay and shall be invoiced by Blink to Host if paid by or billed to Blink.

3.5 Finance Charges. Host agrees to pay finance charges on the unpaid balance of all overdue invoices, less any applicable payments and credits, from the date each invoice is due and payable at a rate of three percent (3%) per month, or the highest applicable and lawful rate on such unpaid balance, whichever is lower.

3.6 Invoice Disputes. In the event Host disputes any invoice or portion thereof, Host shall notify Blink in writing of such dispute, identifying the invoice by number and the amount in dispute and the reason for its dispute within twenty-one (21) days of receipt of the invoice. The undisputed portion shall be paid when due, and finance charges on any unpaid portion shall accrue, from the date due until the date of payment, to the extent that such amounts are finally determined to be payable to Blink. Host’s failure to notify Blink of any such dispute within twenty-one (21) days of receipt of invoice, shall result in such invoice being deemed accepted.

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3.7 Remedies for Non-Payment. Upon Host’s failure to cure any default of these Terms for thirty (30) days after receipt of written notice by Blink of such breach, Blink may, in addition to any other rights or remedies it may have at law or otherwise: (i) declare the entire balance of Host’s account immediately due and payable; (ii) foreclose any security interest in any such goods delivered; or (iii) deduct outstanding amount from Session Fees. In the event of any dispute hereunder (which, for these purposes shall include any costs of collection incurred by Blink), Blink shall be entitled to recover all costs and expenses incurred by it in connection with the enforcement of these Terms including all attorneys’ fees. Blink further reserves the right to suspend future shipments of goods if Host is more than thirty (30) days late in payment of an undisputed invoice. Blink further reserves the right to terminate the Accepted PO if Host is more than sixty (60) days late in payment of an undisputed invoice.

3.8 No Right of Set-off. Invoiced amounts are not subject to reduction by set-off or otherwise without the express written consent of Blink, except in the event Host is entitled to receive a refund pursuant to these Terms.

3.9 Taxes; Duties. All amounts due to Blink under these Terms and/or any applicable Accepted PO are net of any duties, any sales, use, excise, value-added, withholding, or similar tax of any kind and any and all other fees and charges of any nature (collectively, “Taxes”) imposed by the United States or any foreign, state or local governmental entity or instrumentality thereof on the purchase, shipment, use or sale of the Equipment by or to Host, other than taxes measured by Blink’s income, corporate franchise, or personal property ownership. Blink shall issue an invoice to Host for the full amount of such Taxes and shall include such amount as a separate line item on such invoice(s) sent to the Host; provided that, Blink’s failure to so issue an invoice or invoices to the Host shall not relieve Host from the obligation to pay any Tax described in this Section.

3.10 Payment. All amounts payable under these Terms shall be paid in United States dollars. Host shall remit payment to Blink, at Host’s option (i) via wire transfer to an account designated by Blink in writing; (ii) by check; or (iii) other such payment methods as agreed to in writing by Blink.

3.11 Deposit. The purchase of DC Fast Charger Equipment shall require a deposit of thirty percent (30%) of the purchase price (“Deposit”). Deposit shall be paid at the time the purchase order is submitted to Blink. In the event the purchase order is not accepted by Blink, Blink agrees to return Deposit within thirty (30) days of non-acceptance.

4. SECURITY INTEREST; ACCELERATION

4.1 Retention by Blink of Security Interest. Blink shall have the right to retain a purchase money security interest in the Equipment until Host has paid the purchase price for the Equipment due under the Accepted PO to Blink in full. At Blink’s request Host shall, at Host’s expense, assist it in recording and/or perfecting such security interest.

4.2 Acceleration. In the event of a breach by Host of its obligations under these Terms, Blink shall have the right to declare all amounts owed by Host to be immediately due and payable, and to enforce its rights as a secured party, if applicable.

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4.3 Release of Security Interest. Upon Host’s payment in full of the purchase price, Blink shall promptly file a termination statement or other document needed to discharge any applicable security interest of Blink.

5. Purchase for Host’s Own Account. Host represents and warrants that it is purchasing the Equipment for its own account and not for resale, and that it will not, absent Blink’s prior written consent, resell any of the Equipment. Nothing in this Section shall be deemed to prohibit Host from reselling Equipment to any of its affiliates. For purposes of these Terms, the term “affiliate” shall mean any entity that directly or indirectly controls, is controlled by, or is under common control with the subject entity. “Control,” for purposes of this definition, means direct or indirect ownership or control of fifty percent (50%) or more of the voting interests of the subject entity.

6. Installation. Host shall be responsible for arranging for the installation and operation of the Equipment and for paying all of the costs thereof. At Host’s request, Blink may provide the names and contact information of one or more Blink-approved installers of Equipment; provided that, in providing such information Blink makes no representation or warranty of any kind, nor does it undertake any liability, with respect to or regarding the quality of any installation or other services performed by any such installer. EXCEPT AS SPECIFICALLY AGREED TO IN WRITING, BLINK IS NOT RESPONSIBLE FOR AND WILL NOT BE LIABLE FOR, THE QUALITY OF ANY INSTALLATION SERVICES OR ANY CLAIM IN ANY WAY RELATING TO OR RESULTING FROM SUCH SERVICES. PLEASE NOTE THAT USE OF ANY NON-BLINK APPROVED INSTALLER DURING ANY APPLICABLE WARRANTY PERIOD ON THE EQUIPMENT, WILL IMMEDIATELY VOID THE WARRANTY BY ITS EXPRESS TERMS.

7. Operation. Host expressly agrees that as long as the unit is connected to the Blink Network and visible on the Blink map and mobile application, Host will ensure the Equipment is functioning properly and available to the public 24/7, excluding permissible downtime for maintenance. Should the Equipment be unavailable to the public for charging for a period of 3 days or longer and Host does not certify in writing to Blink that the issues with the equipment are being rectified then Host expressly grants Blink a limited license for Blink, its employees, agents, and vendors to enter upon the Property at any time (and to the extent possible, with 24-hour notice to Host), for the specific purposes of inspecting, servicing, and maintaining the Equipment. Host shall not interfere with Blink’s services, maintenance, or data collection from the Equipment.

8. LIMITED RIGHT OF RETURN; RESTOCKING FEES.

8.1 Returns. Except as provided in this Section, Host shall have no right to return any orders or Equipment. Eligible products may be returned within five (5) business days of Host’s receipt of an order (the “Return Period”). To return an order, Host must ship the unused, unopened Equipment in its original packaging to Blink within the Return Period. Host bears the risk of loss during shipment. Blink may determine, in its sole discretion, whether to accept any return. Blink shall promptly return all prepaid amounts with respect to the items upon accepting a return.

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8.2 Restocking Fee. All returns are subject to a restocking fee of twenty percent (20%) of the purchase price of the Equipment (the “Restocking Fee”). Host shall pay the Restocking Fee within five (5) business days from the date of Blink’s invoice or within thirty (30) days following a return, whichever is later. Blink may deduct the restocking fee amount from any refund payments made to Host.

9. LIMITED WARRANTY; LIMITATION OF LIABILITY

9.1 Warranty. The Equipment is covered by the terms of the one (1) year Limited Warranty included with the product (the “Warranty”), commencing on the date of purchase. All applicable warranties with respect to the Equipment are included in the packaging and are hereby incorporated by reference into these Terms.

9.2 Post-Warranty Services. Host acknowledges and agrees that in order to obtain repair or other maintenance services for Equipment after expiration of the Warranty, Host may purchase service and maintenance agreements directly from Blink.

9.3 Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION, BLINK MAKES NO WARRANTY WITH RESPECT TO THE PERFORMANCE OF THE EQUIPMENT, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. BLINK EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF NON-INFRINGEMENT OF THIRD PARTY RIGHTS BY THE EQUIPMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. WARRANTY DOES NOT APPLY TO PURCHASES OF REMANUFACTURED OR REFURBISHED EQUIPMENT. BLINK DOES NOT WARRANT THE UNINTERRUPTED OR ERROR-FREE OPERATION OF EQUIPMENT. THE WARRANTY SET FORTH IN THESE TERMS IS SUBJECT TO CERTAIN EXCLUSIONS AS MORE FULLY SET FORTH IN THE WARRANTY.

9.4 Limitations on Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOSS OF PROFITS, REVENUE OR BUSINESS, OR FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES UNDER ANY CAUSE OF ACTION, WHETHER FOR BREACH OF CONTRACT, TORT, OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY OR ITS AGENTS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

EXCEPT AS OTHERWISE NOTED HEREIN, HOST’S SOLE REMEDY FOR ANY BREACH BY BLINK OF ITS OBLIGATIONS UNDER THESE TERMS SHALL BE LIMITED TO, AT BLINK’S OPTION, REPAIR OR REPLACEMENT OF THE EQUIPMENT TO WHICH SUCH BREACH IS APPLICABLE OR REFUND BY BLINK OF THE PURCHASE PRICE OF THE NON-CONFORMING EQUIPMENT. IN THE EVENT BLINK IS FOUND LIABLE FOR A BREACH OF ITS OBLIGATIONS UNDER THESE TERMS BLINK’S MAXIMUM CUMULATIVE LIABILITY TO HOST, FOR ANY TYPE OF DAMAGE (WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE) SHALL BE LIMITED TO THE PURCHASE PRICE OF THE EQUIPMENT AND WHICH SHALL NOT EXCEED THE PRICE OF THE EQUIPMENT PRODUCT, PART, OR SERVICE ON WHICH SUCH LIABILITY IS BASED.

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10. INTELLECTUAL PROPERTY

10.1 Restrictions on Use. Host shall not: (i) create derivative works based on the Equipment, (ii) copy, frame or mirror any part or content of the Equipment, (iii) reverse engineer any Equipment or (iv) access the Equipment for any improper purpose whatsoever, including, without limitation, in order to (A) build a competitive product or service or (B) copy any features, functions, interface, graphics or “look and feel” of the Equipment.

10.2 Ownership of Intellectual Property. All right, title and interest in and to any intellectual property related in any way to the Equipment is, and shall remain, the exclusive property of Blink. The term “intellectual property” shall mean, for purposes of these Terms, all of a party’s patents, patent applications, patent rights, copyrights, moral rights, algorithms, devices, application programming interfaces, databases, data collections, diagrams, inventions, methods and processes (whether or not patentable), know-how, trade secrets, trademarks, service marks and other brand identifiers, network configurations and architectures, proprietary information, protocols, schematics, specifications, software (in any form, including source code and executable code), techniques, interfaces, URLs, web sites, works of authorship, and all other forms of technology, in each case whether or not registered with a governmental entity or embodied in any tangible form and all rights and forms of protection of a nature similar to any of the foregoing or having equivalent effect anywhere in the world in any way arising prior to or during the term of these Terms.

10.3 Software. Any software or computer information, in whatever form such information is provided with Equipment purchased from Blink is licensed to Host solely pursuant to standard licenses of Blink or its supplier of such software or computer information which licenses are hereby incorporated by reference. Blink does not warrant that such software or computer information will operate error-free or without interruption, and warrants only that during the warranty period applicable to the Equipment, the software will perform its essential functions. If such software or computer information fails to conform to such warranty, Blink will, at its option, provide an update to correct such non-conformance or replace the software or computer information with the latest available version containing a correction. Blink shall have no other obligation to provide updates or revisions.

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11. Confidentiality. Host acknowledges that trade secrets, valuable business or professional information and all terms and conditions of these Terms, shall be deemed confidential information (the “Confidential Information”) of Blink and may not be disclosed to third parties during the Term or for a period of two (2) years following termination (the “Restriction Period”). The Confidential Information shall be held by Host in the strictest confidence and shall not, without the prior written consent of Blink, be disclosed to any person other than in connection with Host’s relationship with Blink and the services provided under these Terms. Host further acknowledges that such Confidential Information is a special, valuable and unique asset to Blink, its parent, subsidiaries and affiliates. Host shall exercise all due and diligent precautions to protect the integrity of Blink’s Confidential Information and to keep it confidential whether it is in written form, on electronic media or oral. If Host is subject to judicial or governmental proceedings requiring disclosure of the Confidential Information, then, prior to disclosing any such Confidential Information, Host will provide Blink with reasonable notice to allow Blink to obtain a protective order or confidential treatment of the Confidential Information. Host shall be prohibited from analyzing the composition of or modifying, changing, merging, adapting, translating, reverse engineering, decompiling, disassembling or preparing works derived from Blink’s Equipment, Confidential Information or Infrastructure. Host recognizes that Blink has legitimate business interests in protecting the Confidential Information, and as a consequence, Host expressly agrees to the restrictions contained in these Terms because they further Blink’s legitimate business interests. These legitimate business interests include, but are not limited to: (i) trade secrets as defined by the Florida Uniform Trade Secrets Act; (ii) valuable confidential business or professional information that otherwise does not qualify as trade secrets including all Confidential Information; (iii) substantial relationships with specific prospective or existing Hosts; and (iv) Host goodwill associated with Blink’s business. Host agrees that Blink may name Host as a customer of Blink in its marketing materials.

12. GENERAL

12.1 Attorneys’ Fees. If any action at law or in equity is necessary to enforce the terms of these Terms, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which the prevailing party is otherwise entitled.

12.2 Force Majeure. Blink shall not be liable for any damages as a result of any delays due to any causes beyond Blink’s control, including, without limitation, an act of God; act of Host or a Blink supplier; embargo or other governmental act; regulation or request; fire; accident; strike; slowdown; flood; fuel or energy shortage; sabotage; war; riot; delay in transportation and inability to obtain necessary labor, materials or manufacturing facilities from usual sources. In the event of any such delay, the date of delivery shall be extended for a period of time reasonably necessary to overcome the effect of such delay.

12.3 Relationship of Parties. Nothing in these Terms shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

12.4 Acceleration and Suspension of Blink Services. If any amount owing by Host under these Terms or under any other agreement between Blink (or an Affiliate of Blink) and Host is more than thirty (30) days overdue (or, in the event that Host has authorized Blink to charge the amount owing to Host’s credit card and payment under such credit card has been declined, more than five (5) days has passed since Host has received notice from Blink of such event), Blink may, without otherwise limiting Blink’s rights or remedies, accelerate Host’s unpaid fee obligations under such agreements so that all such obligations become immediately due and payable, and suspend the use by Host of the purchased services until such amounts are paid in full.

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12.5 Governing Law. These Terms shall be governed by the laws of the State of Florida, without regard to conflict of laws. Any suit involving any dispute or matter arising under these Terms may only be brought in State or Federal Court of Miami-Dade County, Florida which shall have jurisdiction over the subject matter of the dispute or matter. Blink and Host irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES TO THESE TERMS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THESE TERMS, ANY OTHER AGREEMENT OR INSTRUMENT DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.6 Nuclear Applications Terms and Conditions. Unless otherwise agreed in writing by a duly authorized representative of Blink, products sold hereunder are not intended for use in or in connection with any nuclear facility or activity. If so used, Blink disclaims all liability for any damage, injury or contamination; and Host shall indemnify Blink against any such liability, whether arising as a result of breach of contract, warranty or tort (including negligence) or otherwise.

12.7 Errors. Blink reserves the right to correct errors or omissions in quotations, acknowledgments, invoices, or other documents.

12.8 OSHA Compliance. Compliance with OSHA or similar federal, state or local laws during the operation or use of the product(s) is the sole responsibility of the Host.

12.9 Waiver. The failure of either party to require performance by the other party of any provision hereof shall not affect such party’s full right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

12.10 Severability. In the event that any provision of these Terms shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render these Terms unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted as to best accomplish the objectives of such provisions within the limits of applicable law or applicable court decisions.

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12.11 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and, if mailed by prepaid first class mail or certified mail, return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof and, if faxed or emailed, shall be followed forthwith by letter and shall be deemed to have been received on the next business day following dispatch and acknowledgment of receipt by the recipient’s telex or telecopy machine or computer/email device. In addition, notices hereunder may be delivered by hand, in which event the notice shall be deemed effective when delivered, or by overnight courier, in which event the notice shall be deemed to have been received on the next business day following delivery to such courier. All notices and other communications under these Terms shall be given to the parties hereto at the addresses listed on the Quote.

12.12 Press Release. Blink may issue a press release, in form and substance reasonably acceptable to both parties, stating, among other things, Host’s commitment to Blink’s products and services. Host agrees to allow Blink to name Host as a customer of Blink in Blink’s marketing materials. Host agrees to allow the limited use of its name and/or logo in Blink’s standard investor/shareholder presentation materials.

12.13 Authorization. These Terms are binding on the signatory to the Quote and/or the business entity it represents. The signatory represents that it has authority to bind the entity on behalf of whom it signs.

12.14 Competitor Purchases. You may not purchase Equipment from Blink if you are a direct competitor of Blink, except upon disclosure and with Blink’s prior written consent.

12.15 Miscellaneous. Nothing in these Terms is intended to obligate or commit Blink to provide any services other than as set forth herein. These Terms (including any exhibits) constitute the entire agreement and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto. These Terms shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing contained in it, whether expressed or implied, is intended to give or shall be construed as giving anyone other than the parties and the named Host and their successors or assigns any rights under these Terms. These Terms may be assigned by Blink to a parent, a wholly-owned subsidiary, an affiliate, any entity with which it might merge, or to any successor-in-interest without notice to Host.

CONTACT US

By Phone:

Blink Customer Service: 1-888-998-2546

By Mail:

Blink Network, LLC
Customer Support
5081 Howerton Way, Suite A
Bowie, MD 20715

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